Exhibit 10.32

GUARANTY OF

NEW MARKETS TAX CREDITS

THIS GUARANTY OF NEW MARKETS TAX CREDITS (this “Guaranty”), is made as of September 11, 2012, by TEACHERS VILLAGE PROJECT A QALICB URBAN RENEWAL ENTITY, LLC, a New Jersey Urban Renewal limited liability company, and RBH-TRB NEWARK HOLDINGS, LLC, a New York limited liability company (each a “Guarantor” and collectively, the “Guarantors”, jointly and severally) for the benefit of GSB NMTC INVESTOR LLC, a Delaware limited liability company, its successors and assigns and any transferees of its interest in the Fund (as hereinafter defined) (collectively, the “Investor”).

RECITALS

WHEREAS, Carver Community Development Corporation, a Delaware corporation (“Carver Allocatee”), has received an allocation of NMTCs (as hereinafter defined) under Section 45D of the Code (as hereinafter defined), in the amount of $25,000,000 (the “Carver Allocation”); and

WHEREAS, on the date hereof, Carver Allocatee will make a sub-allocation of the Carver Allocation to Carver CDC — Subsidiary CDE 21, LLC, a Delaware limited liability company (the “Carver Sub-CDE”), in the amount of $12,500,000 (the “Carver Sub-Allocation”); and

WHEREAS, National Community Investment Fund, an Illinois charitable trust (“NCIF Allocatee”), has received an allocation of NMTCs (as hereinafter defined) under Section 45D of the Code (as hereinafter defined), in the amount of $60,000,000 (the “NCIF Allocation”); and

WHEREAS, on the date hereof, NCIF Allocatee will make a sub-allocation of the Carver Allocation to NCIF New Markets Capital Fund IX CDE, LLC, a Delaware limited liability company (the “NCIF Sub-CDE”), in the amount of $10,000,000 (the “NCIF Sub-Allocation”); and

WHEREAS, GS New Markets Fund, LLC, a Delaware limited liability company (“GS Allocatee”), has received an allocation of NMTCs (as hereinafter defined) under Section 45D of the Code (as hereinafter defined), in the amount of $75,000,000 (the “GS Allocation”); and

WHEREAS, on the date hereof, GS Allocatee will make a sub-allocation of the Carver Allocation to GS Sub-CDE 4 LLC, a Delaware limited liability company (the “GS Sub-CDE”), in the amount of $7,300,000 (the “GS Sub-Allocation”); and

WHEREAS, Building America CDE Inc., a Delaware corporation (“BA Allocatee” and together with Carver Allocatee, the NCIF Allocatee and the GS Allocatee, collectively, the “Allocatee”), has received an allocation of NMTCs under Section 45D of the Code, in the amount of $50,000,000 (the “BA Allocation” and together with the

Carver Allocation, the NCIF Allocation and the GS Allocation, collectively, the “Allocation”); and

WHEREAS, BA Allocatee will make a sub-allocation of the BA Allocation to BACDE NMTC Fund 4, LLC, a Delaware limited liability company (the “BA Sub-CDE” and together with the Carver Sub-CDE, the NCIF Sub-CDE and the GS Sub-CDE collectively, the “Sub-CDEs”), in the amount of $10,000,000 (the “BA Sub-Allocation” and together with the Carver Sub-Allocation, the NCIF Sub-Allocation and the GS Sub-Allocation, collectively, the “Sub-Allocation”); and

WHEREAS, the Investor will make an equity investment in GS Halsey 2 NMTC Investment Fund LLC, a Delaware limited liability company (the “Fund”), in the amount of $11,193,000 (the “Fund Capital Contribution”) in exchange for a 100.00% ownership interest in the Fund; and

WHEREAS, the Fund will obtain a loan from RBH-TRB West I Mezz Urban Renewal Entity, LLC, a New Jersey urban renewal limited liability company (the “Leverage Lender”), in the amount of $29,134,600 (the “Leverage Loan”); and

WHEREAS, the Fund will use the proceeds of the Fund Capital Contribution and Leverage Loan to make capital contributions to the Carver Sub-CDE in the amount of $10,000,000, to the NCIF Sub-CDE in the amount of $12,500,000, to the GS Sub-CDE in the aggregate amount of $7,300,000 and to the BA Sub-CDE in the amount of $10,000,000 (each such capital contribution, a “QEI” and collectively the capital contributions shall be referred to as the “QEIs”) in exchange for a 99.99% equity interest in the Carver Sub-CDE, the NCIF Sub-CDE and the BA Sub-CDE and for a 100% equity interest in the GS Sub-CDE; and

WHEREAS, the Sub-CDE is expected to designate any QEI which it receives as a “qualified equity investment” as defined under Section 45D of the Code; and

WHEREAS, the Sub-CDE will use substantially all of the proceeds of the QEIs to make certain loans (collectively, the “Project Loan”) to Teachers Village Project A QALICB Urban Renewal Entity, LLC, a New Jersey urban renewal limited liability company (in such capacity, the “Borrower”); and

WHEREAS, Borrower is a QALICB (as defined herein); and

WHEREAS, the Project Loan is expected to constitute a QLICI (as defined herein); and

WHEREAS, as a result of the transactions described in these recitals the Investor’s investment in the Fund is expected to generate NMTCs pursuant to Section 45D of the Code; and

WHEREAS, the Guarantors will receive certain benefits in connection with the QEIs, the Leverage Loan, and the Project Loan; and

WHEREAS, the parties hereto now desire to enter into this Guaranty as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors hereby covenant and agree as follows:

1.                                      Definitions.

“Accountants” means The Reznick Group, P.C., or such other firm of independent certified public accountants as may be engaged by the Fund with the consent of the Investor.

“Affiliate” means, when used with reference to a specified Person; (a) any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person, including by means of a non-member manager; (b) any Person that is an officer or director of, partner in, or trustee of, or serves in a similar capacity with respect to the specified Person or of which the specified Person is an officer, director, partner, or trustee, or with respect to which the specified Person serves in a similar capacity; (c) any Person that, directly or indirectly, is the beneficial owner of, or controls, ten percent (10%) or more of any class of equity securities of, or otherwise has a substantial beneficial interest (ten percent (10%) or more) in, the specified Person, or of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities, or in which the specified Person has a substantial beneficial interest (ten percent (10%) or more); and (d) any relative or spouse of the specified Person.

“After-Tax Basis” means, with respect to any payment to be received by the Investor, the amount of such initial payment supplemented by a further payment or payments so that, after deducting from such payments the amount of all income taxes imposed on the Investor by any governmental authority with respect to such payments, the remaining balance of such payments shall be equal to the amount of the initial payment.

“Allocatee” has the meaning set forth in the Recitals.

“Allocation” has the meaning set forth in the Recitals.

“Allocation Agreement” means, collectively, the Carver Allocation Agreement, the NCIF Allocation Agreement, the GS Allocation Agreement and the BA Allocation Agreement.

“BA Allocation Agreement” means, collectively, that certain New Markets Tax Credit Program Allocation Agreement (Control Number: 11NMA004758), with a Notice of Allocation date of February 23, 2012, by and among the BA Allocatee, the BA Sub-CDE, other Subsidiary Allocatees of the BA Allocatee, and the CDFI Fund, governing the Allocation and Sub-Allocation, as such agreement may be further amended from time to time.

“BA Sub-CDE Agreement” means that certain Amended and Restated Operating Agreement of the BA Sub-CDE, effective as of the date hereof, by and between BA Allocatee, as manager, and the Fund, as investor member, as amended from time to time.

“Borrower” has the meaning set forth in the Recitals.

“Carver Allocation Agreement” means, collectively, that certain New Markets Tax Credit Program Allocation Agreement (Control Number: 10NMA002326), by and among the Carver Allocatee, the Carver Sub-CDE, other Subsidiary Allocatees of the Carver Allocatee, and the CDFI Fund, governing the Allocation and Sub-Allocation, dated February 23, 2012, as such agreement may be further amended from time to time.

“Carver Sub-CDE Agreement” means that certain Amended and Restated Operating Agreement of the Carver Sub-CDE, effective as of the date hereof, by and between Carver Allocatee, as manager, and the Fund, as investor member, as amended from time to time.

“CDFI Fund” means the Community Development Financial Institutions Fund of the United States Department of Treasury, or any successor agency charged with oversight responsibility for the NMTC program.

“Certification Application” means the Community Development Entity Certification Application of the CDE, as the same may have been supplemented or amended, together with the notice issued by the CDFI Fund of the certification of the CDE as a “qualified community development entity” as such term is defined in Section 45D of the Code and the Treasury Regulations and Guidance thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Financial Projections” means those certain financial projections prepared by the Accountants dated on or about the date hereof and attached hereto as Exhibit A.

“Fund” has the meaning set forth in the Recitals.

“Fund Agreement” means the Operating Agreement of the Fund, dated as of even date herewith, by and between the Investor, as investor member, and Carver Community Development Corporation, as non-member manager, as amended from time to time.

“Fund Capital Contribution” has the meaning set forth in the Recitals.

“GS Allocation Agreement” means, collectively, that certain New Markets Tax Credit Program Allocation Agreement (Control Number: 11NMA000938), with a Notice of Allocation date of February 23, 2012, by and among the GS Allocatee, the GS Sub-CDE, other Subsidiary Allocatees of the GS Allocatee, and the CDFI Fund, governing the Allocation and Sub-Allocation, as such agreement may be further amended from time to time.

“GS Sub-CDE Agreement” means that certain Amended and Restated Operating Agreement of the GS Sub-CDE, effective as of the date hereof, by and between GS Allocatee, as manager, and the Fund, as investor member, as amended from time to time.

“Guarantor” and “Guarantors” each has the meaning set forth in the preamble.

“Guaranty” has the meaning set forth in the preamble.

“Indemnified Matters” has the meaning set forth in Section 2(a).

“Internal Rate of Return” or “IRR” means, with respect to the Investor’s Fund Capital Contribution, the discount rate that causes the sum of net present value of all cash inflows from the Investor (i.e., Capital Contributions) and the net present value of all cash distributions and other cash outflows to the Investor resulting from the investment (including, on an After-Tax Basis (as applicable), the tax credits, the tax liabilities allocated to the Investor by the Fund and distributions from the Fund to the Investor, whether from operating cash flow or capital transaction proceeds) to equal zero dollars ($0).  The Investor will be deemed to receive a specified Internal Rate of Return, with respect to any Capital Contributions, when the Investor has received net After Tax benefits equal to a return of all those Capital Contributions plus a cumulative, annually compounded, return on those Capital Contributions at the specified annual rate, calculated commencing on the date or dates those Capital Contributions are made and compounded annually to the extent the return is not paid on a current basis, taking into account the timing and amounts of all previous distributions, benefits and detriments made (or deemed made) or allocated to the Investor by the Fund.  For purposes of computing the Internal Rate of Return, (i) all cash in-flows, cash out-flows, benefits and detriments will be discounted to present value using monthly measuring periods and (ii) the calculation of Internal Rate of Return will be made using Microsoft Excel XIRR or similar calculation.

“Investor” has the meaning set forth in the preamble.

“IRS” means the United States Internal Revenue Service.

“Leverage Lender” has the meaning set forth in the Recitals.

“Leverage Loan” has the meaning set forth in the Recitals.

“Leverage Loan Documents” means, collectively, the documents evidencing and/or securing the Leverage Loan.

“Loan Agreement” means that certain Loan Agreement by and among Carver Sub-CDE, NCIF Sub-CDE, GS Sub-CDE, BA Sub-CDE and Teachers Village Project A QALICB Urban Renewal Entity, LLC, a New Jersey urban renewal limited liability company, dated as of the date hereof.

“NCIF Allocation Agreement” means, collectively, that certain New Markets Tax Credit Program Allocation Agreement (Control Number: 09NMA000042), with a Notice of Allocation date of October 30,2009, by and among the NCIF Allocatee, the NCIF Sub-CDE, other Subsidiary Allocatees of the NCIF Allocatee, and the CDFI Fund, governing the Allocation and Sub-Allocation, as such agreement may be further amended from time to time.

“NCIF Sub-CDE Agreement” means that certain Amended and Restated Operating Agreement of the NCIF Sub-CDE, effective as of the date hereof, by and between NCIF Allocatee, as manager, and the Fund, as investor member, as amended from time to time.

“NMTCs” means New Market Tax Credits as provided in Section 45D of the Code.

“NMTC Program Requirements” means, collectively, the provisions of Section 45D of the Code, the Treasury Regulations and Guidance, and the Allocation Agreements.

“NMTC Recapture Amount” means the amount equal, on an After-Tax Basis, to the sum, as determined by the Accountants, necessary to be paid to the Investor to cause the Internal Rate of Return to the Investor on its Fund Capital Contribution through and including the date of the notice of the applicable NMTC Recapture Event to equal the Target Rate of Return.  For purposes of determining the NMTC Recapture Amount, all assumptions and methods (including but not limited to, timing of tax credit recognition and IRR) will conform to those used in the Financial Projections.  All tax benefits and obligations, as determined by the Accountants, realized by the Investor as a result of its Fund Capital Contribution plus any interest and penalties resulting from the NMTC Recapture Event will be considered in the determination of the NMTC Recapture Amounts.

“NMTC Recapture Event” means a recapture or disallowance of any Tax Credits attributable to the QEIs made by the Fund in the Sub-CDE to the extent that is caused by or results from, in whole or in part, (a) any failure of the Borrower to satisfy the requirements for being and continuing to be a qualified active low income business under Section 45D(d)(2) of the Code and Treasury Regulation 1.45D-1(d)(4), unless such failure is a result of the change in the Code or Treasury Regulations with which the Borrower is unable to comply without unreasonable effort or expense, (b) prepayment of any principal on the Project Loan caused by a breach by Borrower under the Project Loan

Documents, whether voluntarily, involuntarily, through foreclosure or other exercise of remedies by the Sub-CDE or otherwise, (c) the failure of any of Borrower’s tenants or subtenants under any lease or sublease, if any, to comply with the requirements for lessees under Section 1.45D-1(d)(5)(ii) of the Treasury Regulations, (d) failure of the Borrower to meet the non-qualified financial property test under Section 1.45D-1(d)(4)(i)(E) of the Treasury Regulations, (e) any other recapture or disallowance of Tax Credits arising from the fraud, gross negligence, willful misconduct, malfeasance, misrepresentation, or violation of law of the Borrower or its Affiliates or any breach of any provision of the Transaction Documents that the Borrower or any Guarantor is a party to by the Borrower or its Affiliates or any breach by the Borrower or its Affiliates of any of the representations or warranties of the Borrower in the Transaction Documents that the Borrower or any Guarantor is a party to, or (f) any other act by or failure to act when action is required by or within the control of any of the Guarantors or any of their Affiliates.

“Payment Date” means, with respect to any NMTC Recapture Amount or NMTC Recapture Event, (i) the date of filing of a federal income tax return with respect to Investor’s activities that reflects an amount payable by reason of recapture or disallowance of Tax Credits; (ii) the date of entry into a closing agreement or other settlement with the IRS which reflects a disallowance or recapture of Tax Credits; (iii) the expiration of ninety days from the date of the issuance of a statutory notice or similar demand of payment from the Internal Revenue Service that asserts a disallowance or recapture of Tax Credits, unless the Investor determines (in its sole discretion) to seek review through the IRS Appeals Division or a determination by a court of competent jurisdiction; (iv) the expiration of thirty days after a decision by the IRS Appeals Division that upholds a disallowance or recapture of Tax Credits, unless the Investor determines (in its sole discretion) to seek review by a court of competent jurisdiction; or (v) the date of entry of judgment by a court of competent jurisdiction upholding a disallowance of recapture of Tax Credits, whether or not such decision is subject to appeal.

“Person(s)” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Project Loan” has the meaning set forth in the Recitals.

“Project Loan Documents” means, collectively, the documents evidencing and/or securing the Project Loan.

“QALICB” means a “qualified active low-income community business” as such term is defined in Section 45D(d)(4) of the Code and the Treasury Regulations and Guidance.

“QEI” and “QEIs” each has the meaning set forth in the Recitals.

“QLICI” means a “qualified low income community investment” as such term is defined in Section 45D(d)(1) of the Code and the Treasury Regulations and Guidance.

“Refunded Credit Amount” has the meaning set forth in Section 2(b).

“Rights and Obligations” has the meaning set forth in Section 23.

“Satisfied Obligations” has the meaning set forth in Section 2(b).

“Sub-Allocation” has the meaning set forth in the Recitals.

“Sub-CDE” has the meaning set forth in the Recitals.

“Sub-CDE Agreement” means, collectively, the Carver Sub-CDE Agreement, the NCIF Sub-CDE Agreement, the GS Sub-CDE Agreement and the BA Sub-CDE Agreement.

“Target Rate of Return” means a projected, after-tax Internal Rate of Return to the Investor on account of its Fund Capital Contribution (and the Fund’s QEIs in the Sub-CDE) equal to 15.57%, taking into account the dates and amount of such Fund Capital Contribution, all cash distributions, Tax Credits and other tax benefits, and any offsetting tax detriments, as shall be determined under the Financial Projections, and utilizing the methodology contained in the Financial Projections.

“Tax Credits” means New Market Tax Credits.

“Transaction Documents” means the Fund Agreement, the Sub-CDE Agreement, the Leverage Loan Documents, the Project Loan Documents, and all related documents executed and delivered in connection therewith.

“Treasury Regulations” or “Treas. Reg.” means any temporary or final regulations promulgated from time to time under the Code.

“Treasury Regulations and Guidance” means the Treasury Regulations and any guidance, rule, or procedure published by the CDFI Fund or the U.S. Department of Treasury, including without limitation the Certification Application and the Allocation Agreements.

2.                                      Indemnification and Payment.

(a)                                 In the event a NMTC Recapture Event shall occur and the Guarantors have received written notice thereof from Investor indicating that a Payment Date has occurred, the Guarantors hereby absolutely and unconditionally agree, notwithstanding any standstill provisions that may exist with respect to any other Loan Documents (as such term is defined in the Loan Agreement), to pay to the Investor the NMTC Recapture Amount within ten (10) days after receipt of said written notice from Investor, and to indemnify and hold harmless the Investor, from and against any costs, expenses, claims, demands, penalties, fines, liabilities, settlements, losses or damages of whatever kind or nature (including reasonable counsel and attorney’s fees), known or unknown, contingent or otherwise, arising out of or in any way related to any costs, expenses, claims, demands, penalties, fines, liabilities, settlements, losses or damages of whatever kind or nature that shall be incurred by the Investor as a result of the failure of the Guarantor to perform its obligations hereunder (collectively, the “Indemnified Matters”).  If Guarantor has paid the NMTC Recapture Amount with respect to a notice under this Section 2(a) hereof, and there is a subsequent appeal of any court decision leading to such notice in which the Investor or its affiliates recovers all or part of such amounts, the Investor will promptly repay a corresponding portion of the amount paid by Guarantor to Guarantor.  In addition, to prevent a double recovery, if the Investor has been paid by Guarantors the maximum amount that could be due to Investors hereunder (reflecting a full disallowance of all Tax Credits contemplated for the QEIs for all years and all amounts payable with respect to such Tax Credits), and Investor later receives any cash amounts with respect to its capital contributions to the Fund (whether from distributions or upon sale of its interest), Investor shall return such amounts to the Guarantors in proportion to and to the extent of the amounts previously paid to Investor by such Guarantors.

(b)                                 If the Borrower has fully satisfied its obligation to pay a NMTC Recapture Amount pursuant to Section 2(a) hereof (the “Satisfied Obligations”), and the Investor shall have been allowed tax credits attributable to any Recaptured Credits or Disallowed Credits (a “Refunded Credit Amount”), whether due to changes in the Code or Treasury Regulations, or otherwise, the Investor shall pay to the Guarantors within thirty (30) days after Investor has recognized the Refunded Credit Amount for tax purposes an amount equal to the lesser of: (i) the Refunded Credit Amount, or (ii) the Satisfied Obligations.

(c)                                  In addition to the foregoing, the Guarantors shall also be obligated to pay, notwithstanding any standstill provisions that may exist with respect to any other Loan Documents (as such term is defined in the Loan Agreement): (i) all reasonable legal, accounting, and other fees and costs incurred by the Investor in connection with any tax audit, litigation or other proceedings challenging the Investor’s entitlement to the Tax Credits as a result of an actual or alleged NMTC Recapture Event; (ii) interest and any penalties on the NMTC Recapture Amount unpaid from time to time, if any, at the rate of two percent (2%) over the long-term applicable federal rate (as prescribed under Section 1274(d) of the Code) at the end of the calendar month preceding the date on which the specified NMTC Recapture Event occurs (payable on the later of (A) the tenth (10th) calendar day following the receipt of notice from the Lender of the amount of any such interest and penalties, or (B) the date on which the NMTC Recapture Amount is required to be paid), until paid in full; and (iii) all reasonable legal, accounting, and other fees and costs incurred by the Investor in connection with the enforcement of its rights under this Agreement.

3.                                      Representations.

(a)                                 Execution of this Guaranty has been duly authorized by each Guarantor. The consummation of all transactions contemplated herein and in any agreement incident to the transactions described above to be performed by the Guarantors does not and will not result in any breach or violation of, or default under any agreements by which the Guarantors or any of their respective property is bound, or under any applicable law, administrative regulation, or court decree, the effect of which will impair performance by such Guarantor of its obligations hereunder.  This Guaranty is enforceable against the Guarantors in accordance with its terms.

(b)                                 Each Guarantor further covenants, represents and warrants to and for the benefit of the Investor as follows:

(i)                         there are no facts or circumstances of any kind or nature whatsoever of which it is aware that could in any way impair or prevent it from performing its obligations under this Guaranty;

(ii)                      any and all financial information with respect to it that it has given to the Investor in connection with the transactions contemplated by this Guaranty fairly and accurately presents its financial condition as of the respective dates thereof and for the respective dates indicated therein, and, since the respective dates thereof, there has been no adverse change in its financial condition;

(iii)                   with the assistance of counsel of its choice, it has read and reviewed this Guaranty and such other documents as it and its counsel deemed necessary or desirable to read;

(iv)                  each representation made by it or in any of the documents evidencing or securing any QLICI to which it is a party is true and correct in all respects and the Investor may rely thereon;

(v)                     each Guarantor covenants and agrees to provide to the Investor (i) within 120 days of the end of the calendar year its audited financial statements prepared by a certified public accountant in accordance with generally accepted accounting practice, (ii) within 10 days of filing the same, its Federal tax returns prepared by a certified public accountant in accordance with generally accepted accounting practice, (iii) within 60 days of the end of each fiscal quarter, quarterly unaudited financial statements (including a balance sheet, income statement and operating statement for such fiscal quarter) and (iv) such other financial information as the Investor shall reasonably request within twenty (20) days of any such request; and

(vi)                  it acknowledges receipt of valid and sufficient consideration for providing this Guaranty.

(c)                                  Each Guarantor further covenants and agrees to immediately notify the Investor of any change in its financial condition that adversely affects its ability to perform hereunder.

4.                                      Intended Beneficiary.  The parties intend that the Investor, and its successors and assigns (including, without limitation, successors, assigns and transferees of the Investor’s interest in the Fund), is a direct beneficiary of this Guaranty and that the Investor, and its successors, assigns and transferees of the Investor’s interest in the Fund, shall have the right to directly enforce the Guarantors’ obligations hereunder.  No person other than the Investor (and its successors, assigns and transferees of the Investor’s interest in the Fund), may directly or indirectly rely upon or enforce the provisions of this Guaranty, whether as a third party beneficiary or otherwise.

5.                                      Burden and Benefit.  This Guaranty and each covenant and agreement contained herein shall be binding on, and the term “Guarantor” or “Guarantors”, as used herein, shall include the heirs, personal representatives, successors, assigns, legal representatives and other transferees of the Guarantors, including, without limitation, successors by consolidation. This Guaranty shall inure to the benefit of the Investor and its respective successors and assigns.  The Guarantors shall not have the right to assign their respective obligations hereunder without the prior written consent of the Investor.

6.                                      Severability of Provisions.  Each provision of this Guaranty shall be considered severable, and if for any reason any provision that is not essential to the effectuation of the basic purposes of this Guaranty is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Guaranty that are valid.

7.                                      No Continuing Waiver.  None of the parties hereto shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such party.  The waiver by any party of any breach of this Guaranty shall not operate or be construed to be a waiver of any subsequent breach.

8.                                      Governing Law.  This Guaranty shall be construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws, and cannot be modified, amended or terminated orally.

9.                                      Headings.  All headings in this Guaranty are for convenience of reference only and are not intended to qualify the meaning of any provision of this Guaranty.

10.                               Terminology.  All personal pronouns used in this Guaranty, whether used in the masculine, feminine, or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa as the context may require.

11.                               Counterparts.  This Guaranty may be executed in several counterparts, each of which shall be deemed to be an original copy, and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

12.                               Payment and Performance Guaranty.  Guarantors hereby agree that this is a guaranty of payment and performance, not collection, and that this Guaranty is an unconditional, irrevocable primary guaranty and may be enforced by the Investor directly against Guarantors without first resorting to or exhausting any other right or remedy.

Guarantors further covenant that this Guaranty shall remain and continue in full force and effect, notwithstanding any assignment, modification, extension, compromise or renewal of the Project Loan Documents, the Sub-CDE Agreement, the Fund Agreement, or any other document associated with the transactions contemplated herein, or the release or exchange of any real or personal property or other collateral security for any of the obligations of the QLICIs, and notwithstanding any amendment or modification of the Project Loan Documents, the Sub-CDE Agreement, the Fund Agreement, or any other document associated with the transactions contemplated herein, and notwithstanding that indulgences or forbearance may be granted under any or all of such documents, all of which may be made, done, or suffered without notice to or further consent of the Guarantors.  Guarantors agree and confirm that their liability hereunder shall not be affected, impaired, or reduced in any way by any action taken under the foregoing provisions, or any other provisions hereof, or by any delay, failure or refusal of the Investor to exercise any right or remedy it may have against any other Guarantor.  Guarantors agree that this Guaranty, and such Guarantor’s liability hereunder, shall not be affected or impaired by reason of the existence of any indemnity or guaranty of any other party covering the same or similar obligations or by reason of the Investor exercising any rights or remedies against any such other party.  Each Guarantor acknowledges that it is capable of informing itself with respect to NMTC Recapture Events.  It shall not be a condition of the obligations of the Guarantors under this Guaranty that Guarantors have notice of any NMTC Recapture Event.

13.                               Joint and Several.  The obligations under the term of this Guaranty are joint and several obligations of the Guarantors.

14.                               JURY TRIAL.  THE GUARANTORS HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY, OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING.  THE GUARANTORS REPRESENT THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

15.                               ENTIRETY.  THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF THE GUARANTORS AND THE INVESTOR WITH RESPECT TO THE GUARANTORS’ GUARANTY OF THE INDEMNIFIED MATTERS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF.  THIS GUARANTY IS INTENDED BY THE GUARANTORS AND THE INVESTOR AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN ANY GUARANTOR AND THE INVESTOR, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS

GUARANTY.  THERE ARE NO ORAL AGREEMENTS BETWEEN THE GUARANTORS AND THE INVESTOR.

16.                               No Discharge; Successive Actions.  The Guarantors acknowledge that all of their obligations under this Guaranty are primary, absolute, irrevocable and unconditional and that their liability shall not be limited or affected by any release or discharge of any other Guarantor, whether by operation of law or otherwise, or by any other legal or factual matter, unless and until all guarantied obligations have been paid and performed in full, regardless of whether or not notice has then been given to the Guarantors.  The Investor may maintain successive actions for defaults hereunder.  The Investor’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all obligations guarantied hereunder have been irrevocably paid in full.  In amplification, and not in limitation, of the provisions set forth above, the Guarantors hereby waive and agree not to assert or take advantage of:

(a)                                 any right to require the Investor to proceed against any other person;

(b)                                 the defense of the statute of limitations in any action hereunder or in any action for the collection or the performance of any obligations guaranteed hereby;

(c)                                  any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of the Investor to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons;

(d)                                 any defense based upon an election of remedies by the Investor, or the right of Guarantors to proceed against the Investor;

(e)                                  any duty or obligation on the part of the Investor to protect, not impair, retain or enforce any security for the payment of the obligations guaranteed hereby; and

(f)                                   any defense related to receipt or sufficiency of consideration for the Guarantors guaranteeing the obligations under this Guaranty.

17.                               Notice.  All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by law shall be in writing and shall be deemed to have been validly given or served by delivery of same in person to the addressee or by depositing same with FedEx or another nationally recognized courier service for next Business Day delivery, addressed as follows:

If to the Investor:	c/o Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attn: Margaret Anadu

With a copy to:	Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attn: Andrea Gift

With a copy to:	gs-uig-docs@gs.com

and another copy to:	Jones Day
222 East 41st Street
New York, New York 10017
Attn: Steven C. Koppel, Esq.

If to Guarantors:	c/o RBH Group
89 Market Street, 8th Floor
Newark, New Jersey 07102
Attn: Ron Beit-Halachmy

with a copy to:	McManimon, Scotland & Baumann, L.L.C.
75 Livingston Avenue, 2nd Floor
Roseland, New Jersey 07068
Attn: Leah Sandbank, Esq.

18.                               Fees and Costs.  Guarantors agree that, in the event this Guaranty is placed in the hands of an attorney for enforcement following notice of demand for payment as required herein, Guarantors will reimburse the Investor seeking such enforcement for all expenses incurred in enforcing this Guaranty, including, without limitation, reasonable attorneys’ fees and expenses (whether or not suit is brought hereon) and all such expenses incurred in connection with any trial, appeal, arbitration or bankruptcy proceedings.

19.                               Interest. All amounts due under this Guaranty which are not timely paid by Guarantors shall bear interest from and after the date due until paid in full, at an annual rate equal to the Target Rate of Return.

20.                               Defenses Not Valid; No Offset.  The Guarantors further agree that the validity of this Guaranty and the obligations of the Guarantors hereunder shall in no way be terminated, affected, or impaired (a) by reason of the assertion by the Investor of any rights or remedies under or with respect to the Transaction Documents, or any other instruments executed in connection therewith, against any Person obligated thereunder, (b) by reason of any failure to exercise, or delay in exercising, any such right or remedy or any right or remedy hereunder or in respect to this Guaranty, or (c) by reason of the adjudication in bankruptcy of this Guaranty or any Guarantor or any Person obligated under the Project Loan Documents, or the filing of a petition for any relief under any federal, state, or local bankruptcy law by any Guarantor or any such Person.  No Guarantor shall have the right to offset any of the obligations guaranteed hereunder against any amount otherwise owed or alleged to be owed by the Investor to such Guarantor.

21.                               Continuing Guaranty.  It is expressly understood and agreed that this is a primary, continuing guaranty and that the obligations of Guarantors hereunder are and shall be absolute under any and all circumstances, without regard to the validity, regularity or enforceability of the Project Loan Documents, the Fund Agreement, the Sub-CDE Agreement, or any other instruments executed in connection therewith or otherwise in connection with the transactions contemplated herein.  Notwithstanding the foregoing, however, this guaranty shall automatically terminate upon the expiration of the relevant income tax statutes of limitation applicable with respect to the Investor for all taxable years for which NMTCs with respect to the QEIs could be disallowed or recaptured.

22.                               Certain Waivers.  Guarantors hereby waive notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest and any and all notices of nonpayment, non-performance, non-observance, and all other notices of any kind, and other proof, and notice of demand, and Guarantors hereby waive all suretyship defenses and defenses in the nature thereof.

23.                               Assignment.  If any or all of the rights and obligations with respect to the Investor’s interest in the Fund (the “Rights and Obligations”) are assigned by the Investor in connection with any assignment of its interest, this Guaranty shall automatically be assigned therewith in whole or in part, as applicable, without the need of any express assignment and when so assigned, the Guarantors shall be bound as set forth herein to each assignee without in any manner affecting the Guarantors’ liability hereunder for any part of the Rights and Obligations retained by the Investor.

24.                               Section 3213. Each Guarantor acknowledges and agrees that this Guaranty is and is intended to be, an instrument for the payment of money only, as such phrase is used in Section 3213 of the Civil Practice Law and Rules of the State of New York, and each Guarantor has been fully advised by their counsel of its rights and remedies pursuant to said Section 3213.

25.                               Amendments. This Guaranty may be amended only by an instrument in writing executed by the party or an authorized representative of the party against whom such amendment is sought to be enforced.

26.                               Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

[Signatures contained on following page]

SIGNATURE PAGE

GUARANTY OF NEW MARKETS TAX CREDITS

IN WITNESS WHEREOF, the Guarantors have caused this Guaranty of New Markets Tax Credits to be duly executed as of the date first above written.

TEACHERS VILLAGE PROJECT A SCHOOL QALICB URBAN RENEWAL, LLC,
a New Jersey Urban Renewal limited liability company

By:
Name: Ron Beit-Halachmy
Title: Authorized Signatory

RBH-TRB NEWARK HOLDINGS, LLC,
a New York limited liability company

By:
Name: Ron Beit-Halachmy
Title: Authorized Signatory

EXHIBIT A

FINANCIAL PROJECTIONS